Exhibit 99.1

ACCELRYS ANNOUNCES FISCAL FIRST QUARTER 2008 FINANCIAL RESULTS

Reports increased profitability in Q1

San Diego, August 1, 2007 — Accelrys, Inc. (NASDAQ: ACCL) today reported financial results for the quarter ended June 30, 2007.

“We are pleased with our financial performance in the first quarter of fiscal year 2008,” said Mark J. Emkjer, Accelrys President and Chief Executive Officer. “We continue to demonstrate profitability and earnings growth despite challenging market conditions and budget constraints experienced by our large pharmaceutical customers in early stage discovery. In the first quarter we experienced solid growth from our scientific operating platform which was offset by some continued erosion in our legacy products. We expect that the upcoming second quarter release of Discovery Studio 2.0 and Materials Studio 4.2 will begin to stabilize our legacy revenue stream in the ensuing quarters ahead.  We continue to believe that our scientific operating platform provides us with significant growth opportunities into the scientific business intelligence marketplace and we will be accelerating our investment in this area to drive future revenue growth.”

Financial Results:

Revenue for the quarter ended June 30, 2007 was $20.1 million, compared to revenue of $20.2 for the same quarter of the previous year. Revenue in the current quarter was favorably impacted by continued growth in the Company’s scientific operating platform product line, offset by reduced revenues in the legacy modeling and simulation products.

Non-GAAP operating income was $2.1 million for the current quarter, a 46% increase over non-GAAP operating income of $1.5 million for the same quarter of the previous year.  On a GAAP basis, operating income for the current quarter was $0.8 million, compared to a $0.4 million operating loss for the same quarter of the previous year.  Operating income on both a GAAP and non-GAAP basis was favorably impacted in the current quarter by savings realized in connection with the closure of our Bangalore research and development facility in the fourth quarter of fiscal year 2007 and other cost control measures implemented in previous periods, partially offset by increased personnel related costs associated with our expanded sales and sales support organization.  Operating income on a GAAP basis was also favorably impacted by the elimination of restatement-related costs that were incurred in the prior year.

Non-GAAP net income was $2.7 million, or $0.10 per diluted share, for the current quarter, a 75% increase from non-GAAP net income of $1.6 million, or $0.06 per diluted share, for the same quarter of the previous year.  On a GAAP basis, the Company reported net income of $1.4 million, or $0.05 per diluted share, for the current quarter, compared to a net loss of $0.3 million, or $0.01 per diluted share, for the same quarter of the previous year.  Net income on both a GAAP and non-GAAP basis was favorably impacted in the current quarter by the savings realized in operating income noted above, in addition to favorable fluctuations in foreign currencies and higher interest rates obtained on our cash and marketable securities balances during the current quarter.

At June 30, 2007, the Company had total cash, cash equivalents, restricted cash and marketable securities of $68.7 million, an increase of $5.4 million from the year ago quarter.

Financial, Business and Product Development Highlights:

•                  Release of QMERA, the latest software solution developed by the Accelrys nanotechnology consortium. QMERA enables our customers to improve product performance through engineered materials.

•                  Announced the formation of a UK-based research consortium, together with CMR Fuel Cells and Johnson Matthey Plc., for the purpose of accelerating clean technologies by creating commercial applications for fuel cells.  Funding has been awarded through the United Kingdom Department of Trade and Industry.

•                  Initiated our investor relations program with a presentation at the C.E. Unterberg, Towbin Emerging Growth Opportunities Conference in New York City.

•                  Completed a profitable first quarter, with $2.7 million in non-GAAP net income which will support further investment into the growth of our scientific business intelligence initiative and other strategic opportunities.

Non-GAAP Financial Measures:

This press release describes financial measures for operating income, net income, and net income per share that exclude stock-based compensation expense, amortization of purchased intangible assets, restructuring charges and costs incurred to complete the Company’s restatement.  These financial measures are not calculated in accordance with generally accepted accounting principles (GAAP) and are not based on any comprehensive set of accounting rules or principles.

Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s on-going operating performance.  Further, management and the Board of Directors utilize these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

For additional information on the items excluded by the Company from its non-GAAP financial measures please refer to the Form 8-K regarding this release that was furnished today with the Securities and Exchange Commission.

The following table contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures (unaudited, amounts in thousands, including footnotes):

	Three Months Ended June 30,
	2007	2006

GAAP Operating income (loss)	$830	$(416)
Stock-based compensation expense(1)	903	1,009
Purchased intangible asset amortization(2)	381	384
Restructuring charges(3)	25	—
Restatement-related costs(3)	—	493
Non-GAAP Operating income	$2,139	$1,470

GAAP Net income (loss)	$1,419	$(329)
Stock-based compensation expense	903	1,009
Purchased intangible asset amortization	381	384
Restructuring charges	25	—
Restatement-related costs	—	493
Non-GAAP Net income	$2,728	$1,557

GAAP Diluted net income (loss) per share	$0.05	$(0.01)
Stock-based compensation expense	0.03	0.04
Purchased intangible asset amortization	0.01	0.01
Restructuring expense	—	—
Restatement-related costs	—	0.02
Non-GAAP Diluted net income per share(4)	$0.10	$0.06

(1) Stock-based compensation expense is included in our consolidated statement of operations as follows:

	Three Months Ended June 30,
	2007	2006
Cost of revenue	$81	$71
Product development	230	345
Sales and marketing	201	159
General and administrative	391	434
Total stock-based compensation expense	$903	$1,009

(2) Purchased intangible asset amortization is included in the cost of revenue line in our consolidated statement of operations.

(3) Restructuring charges and restatement-related costs are included in the general and administrative expenses line in our consolidated statement of operations.

(4) Non-GAAP diluted net income per share for the three months ended June 30, 2007 does not add due to rounding.

Conference Call Details:

At 5:00 p.m. ET today, Accelrys will conduct a conference call to discuss its financial results. To participate, please dial
(800) 573-4752 (+(617) 224-4324  outside the United States) and enter the access code, 31790151, approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accelrys website at www.accelrys.com.

A replay of the conference call will be available online at www.accelrys.com and via telephone by dialing
(888) 286-8010 (+1 (617) 801-6888 outside the United States) and entering access code, 66976038, beginning 7:00 p.m. ET on August 1, 2007 through 5:00 p.m. ET on November 1, 2007.

About Accelrys:

Accelrys develops and commercializes scientific business intelligence software for the integration, mining, analysis, modeling and simulation, management and interactive reporting of scientific data. Our solutions are used by biologists, chemists, materials scientists, and information technology professionals for product design and drug discovery and development. Our technology and services are designed to meet the needs of today’s leading research and development organizations including leading commercial, government and academic organizations. Many of the largest pharmaceutical, biotechnology, chemical, and petroleum companies worldwide use our solutions. Accelrys is headquartered in San Diego, California. For more information about Accelrys, visit its website at http://www.accelrys.com/.

Forward-Looking Statements:

Statements contained in this press release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Such forward-looking statements including, but not limited to, statements relating to the future releases of the Company’s products, the stabilization of the Company’s legacy revenue stream, the long-term growth of the Company, and acceleration of the Company’s investment in its scientific business intelligence product platform, are subject to a number of risks and uncertainties.  These include risks that the Company will not achieve its anticipated results or long-term growth plans, that the Company’s competitive position will not improve, and/or that such growth will not occur due to, among other possibilities, a lack of demand for or market acceptance of the Company’s products, as well as the risks and uncertainties  that are contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended March 31, 2007, quarterly reports on Form 10-Q and current reports on Form 8-K.  The Company’s actual results could differ materially from those projected in such forward-looking statements due to these risks and uncertainties, and the Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Accelrys, Inc.

Rick Russo

858-799-5200

Investor Relations

MKR Group

Charles Messman or Todd Kehrli

323-468-2300

accl@mkr-group.com

ACCELRYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2007	2006

Revenue	$20,101	$20,150
Cost of revenue	3,507	3,656
Gross margin	16,594	16,494

Operating expenses:
Product development	4,309	5,126
Sales and marketing	7,540	7,066
General and administrative	3,915	4,718
Total operating expenses	15,764	16,910
Operating income (loss)	830	(416)
Interest and other income, net	992	484
Income before taxes	1,822	68
Income tax expense	403	397
Net income (loss)	$1,419	$(329)

Basic and diluted net income (loss) per share	$0.05	$(0.01)
Weighted average shares used to compute net income (loss) per share
Basic	26,552	26,208
Diluted	26,884	26,208

ACCELRYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2007	March 31, 2007
Assets
Cash, cash equivalents, marketable securities and restricted cash and marketable securities	$68,662	$70,757
Trade receivables, net	10,074	18,617
Other assets, net	59,939	65,227
Total assets	$138,675	$154,601

Liabilities and stockholders’ equity
Current liabilities, excluding deferred revenue	10,789	21,136
Total deferred revenue	47,140	56,133
Noncurrent liabilities, excluding deferred revenue	8,457	8,342
Total stockholders’ equity	72,289	68,990
Total liabilities and stockholders’ equity	$138,675	$154,601